Exhibit 8.1


[LETTERHEAD OF WILMER CUTLER PICKERING HALE AND DORR LLP]



November 18, 2004

Franklin Street Properties Corp.
401 Edgewater Place
Suite 200
Wakefield, MA  01880-6210

Re:   Certain Federal Income Tax Matters Related to Franklin Street
      Properties Corp.

Dear Ladies and Gentlemen:

      This opinion is being delivered to you in connection with certain federal income tax matters related to Franklin Street Properties Corp. ("FSP Corp.") in connection with the registration of shares of common stock of FSP Corp. as more fully described in FSP Corp.'s Registration statement on Form S-3 filed with the Securities and Exchange Commission on November 18, 2004 (the "Registration Statement"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Registration Statement or in the letter delivered to Wilmer Cutler Pickering Hale and Dorr LLP by FSP Corp. containing certain representations of FSP Corp. relevant to this opinion (the "Representation Letter"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

      The conclusions expressed herein represent our judgment as to the proper application of relevant provisions of the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments in the application or interpretation of the income tax laws of the United States.

      Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

      In our capacity as counsel to FSP Corp., and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Agreement and Plan of Merger dated as of August 13, 2004, by and among FSP Corp., Montague Acquisition Corp., Addison Circle Acquisition Corp., Royal Ridge Acquisition Corp., Collins Crossing Acquisition Corp., FSP Montague Business Center Corp., FSP Addison Circle Corp., FSP Royal Ridge Corp., and FSP Collins

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November 18, 2004
Page 2


Crossing Corp. (including the exhibits thereto, the "Merger Agreement"), the Consent Solicitation/Prospectus on Form S-4 filed by FSP Corp. with the Securities and Exchange Commission on November 18, 2004 related to the Merger Agreement (the "Consent Solicitation"), the Representation Letter, the Articles of Incorporation of FSP Corp. and the Bylaws of FSP Corp., each as amended though the date hereof, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

      We have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinion. For purposes of rendering our opinion, however, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Registration Statement, the Merger Agreement, the Consent Solicitation and the Representation Letter. We consequently have relied upon the representations contained therein and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all respects relevant to our opinion. Without limiting the foregoing, we have not undertaken to review and determine the tax status, as a partnership for federal income tax purposes, of each Partnership Subsidiary in which FSP Corp. owns an interest. Instead, we have relied upon your representations, set forth in the Representation Letter, as to the status of the Partnership Subsidiaries for federal income tax purposes. If any one or more of the Partnership Subsidiaries were to be classified as an association taxable as a corporation for federal income tax purposes, and FSP Corp. were considered to own (or have owned) more than either 10% of the voting power or 10% of the total value of the outstanding securities of such entity, that could preclude FSP Corp. from qualifying as a REIT for federal income tax purposes, unless (i) the entity was wholly-owned by FSP Corp., (ii) the entity was properly classified as a REIT, (iii) the entity was to qualify and elect to be treated as a "taxable REIT subsidiary" under the applicable provisions of the Code, or (iv) for tax years beginning after October 22, 2004, the relief provisions related to REITs added by the American Jobs Creation Act of 2004 (the "2004 Tax Act") were to apply.

      In our review, we have assumed, with your consent, that all of the obligations imposed by any documents on the parties thereto have been and will be performed or satisfied substantially in accordance with their terms. Moreover, we have assumed that FSP Corp. and the Partnership Subsidiaries have been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents and in the Registration Statement. Finally, we have assumed that any statement in the Representation Letter that is made "to the knowledge of", "belief of" or similarly qualified is correct and accurate, and that such representation or statement will continue to be correct and accurate, without such qualification.

      We also have assumed for the purposes of this opinion, without inquiry with respect thereto, that (i) FSP Corp is a validly organized and duly incorporated corporation under the laws of the State of Maryland, and (ii) FSP Corp. has not revoked the REIT election made for its taxable year ended December 31, 2002. In the event any of the statements, representations, or assumptions upon which we have relied in rendering this opinion is incorrect or incomplete, our opinion could be adversely affected and may not be relied upon.

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November 18, 2004
Page 3


Opinions

      Based upon the foregoing, and subject to the various assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that:

      1. FSP Corp. was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each taxable year beginning with its taxable year ended December 31, 2002, and the Company's current organization and method of operation (as described in the Registration Statement and the Representation Letter) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT.

      2. To the extent that the matters discussed under the heading "Material United States Federal Income Tax Considerations" in the Registration Statement constitute matters of law, they are accurate in all material respects.

      FSP Corp.'s qualification and taxation as a REIT depends upon FSP Corp.'s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of distributions to stockholders, and the diversity of its share ownership. Wilmer Cutler Pickering Hale and Dorr LLP will not review FSP Corp.'s compliance with these requirements on a continuing basis. No assurance can be given that the actual results of operations of FSP Corp., the sources of its income, the nature of its assets, the level of FSP Corp.'s distributions to its shareholders and the diversity of the Company's share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT or that the relief provisions applicable to REITs including those added by the 2004 Tax Act will be available to FSP Corp.

      FSP Corp.'s ability to qualify as a REIT also depends on it not having any "earnings and profits" accumulated in any prior taxable year of FSP Corp. or any of its predecessors (including the Target REITs) in which FSP Corp. or the predecessor was a taxable "C corporation" not qualified as a REIT. FSP Corp. has represented that it does not have and has not had at the close of any taxable year any undistributed C corporation earnings and profits and that it will not acquire any undistributed C corporation earnings and profits as a result of the Mergers. Moreover, based entirely on the representations of the Target REITs in the exhibits to the Merger Agreement, the Target REITs have operated in conformity with the requirements for qualification and taxation as REITs since their respective incorporations and therefore have been unable to accumulate any earnings and profits as C corporations. Accordingly, FSP Corp. should satisfy the "no C corporation earnings and profits" requirement, however no assurances can be given that the IRS could not successfully challenge such position.

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November 18, 2004
Page 4


      This opinion addresses only the specific United States federal income tax consequences set forth above in the numbered paragraphs under the caption "Opinions", and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may be applicable to FSP Corp.

      This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,


                                       Wilmer Cutler Pickering Hale and Dorr LLP

                                       By: /s/ Robert D. Burke
                                           -----------------------
                                       By: Robert D. Burke
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November 18, 2004
Page 5


                                    EXHIBIT A


Montague Acquisition Corp.
Addison Acquisition Corp.
Royal Ridge Acquisition Corp.
Collins Crossing Acquisition Corp.

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November 18, 2004
Page 6


                                    EXHIBIT B


FSP Montague Business Center Corp.
FSP Addison Corp.
FSP Royal Ridge Corp.
FSP Collins Crossing Corp.